NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           JUNE 14, 1996



     The Annual Meeting of Shareholders of ACC CORP. (the "Company") will be held at the Strong Museum, One Manhattan Square, Rochester, New York on Friday, June 14, 1996, at 10:00 A.M., for the following purposes:

1. To elect Directors of the Company to serve until the next Annual Meeting of Shareholders and until the election and qualification of their successors.

     2.To act on a proposal to amend the Company's Employee Long Term Incentive Plan.

     3. To act on a proposal to approve the Company's Non-Employee Directors' Stock Option Plan.

4.To act on a proposal to ratify the selection of Arthur Andersen LLP as auditors of the books and financial records of the Company for its fiscal year ending December 31, 1996.

     5.To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 16, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                              By Order of the Board of Directors


                              David K. Laniak,
                              Chief Executive Officer

Rochester, New York
April 29, 1996

 YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND DATE THE ENCLOSED PROXY
   CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE,
         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.
           YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON
             SHOULD YOU DECIDE TO ATTEND THE MEETING.
                          PROXY STATEMENT

                      1996 ANNUAL MEETING OF
                     SHAREHOLDERS OF ACC CORP.


                              GENERAL


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ACC Corp. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at the Strong Museum, One Manhattan Square, Rochester, New York on Friday, June 14, 1996, at 10:00 A.M., or at any adjournments thereof.

     Any proxy properly given and received prior to the commencement of the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given therein. If no contrary instructions are given, the proxy will be voted (1) FOR the election as Directors of the nominees named herein; (2) FOR the proposal to amend the Company's Employee Long Term Incentive Plan; (3) FOR the proposal to approve the Company's Non-Employee Directors' Stock Option Plan; (4) FOR the ratification of the selection of Arthur Andersen LLP to serve as the Company's auditors for its fiscal year ending December 31, 1996; and (5) in accordance with the proxyholders' best judgment on any other matters which may properly come before the Meeting. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the Meeting and voting in person, or by otherwise notifying the Company in writing prior to the Meeting.

     Under Delaware law, the total votes received, including abstentions and votes by brokers holding shares in "street name" or other fiduciary capacity on "routine" matters, are counted in determining the presence of a quorum at the Meeting. With respect to the election of Directors, votes may be cast for or withheld from voting with respect to any or all of the Directors. Votes that are withheld will have no effect on the election of Directors. Abstentions may be specified on all Proposals other than the election of Directors and will be counted as present for purposes of the matter with respect to which the abstention is noted. Under the Company's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of the votes cast, while the approval of Proposals 2, 3 and 4 will each require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Therefore, under the Company's Certificate of Incorporation and Bylaws and under Delaware law, assuming the presence of a quorum at the Meeting, non-votes by brokers will have no effect on any of the Proposals to be acted upon at the Meeting. However, abstentions would have the effect of "no" votes with respect to Proposals 2, 3 and 4.

     The close of business on April 16, 1996 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 8,104,026 shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote. In addition, on the record date there were 10,000 shares of the Company's Series A Preferred Stock outstanding. These shares are held by Fleet Venture Resources, Inc. and affiliated entities (the "Fleet Equity Investors") pursuant to their 1995 $10 million investment in the Company. Under the terms of the Series A Preferred Stock, so long as at least 3,300 such shares are outstanding, the holders of the Series A Preferred Stock are entitled to vote as a separate class to elect one Director nominated by them to the Company's Board of Directors and are entitled to vote on all matters to be voted upon by the Company's shareholders on an as-converted basis with the shares of Class A Common Stock outstanding. As of the record date for the Annual Meeting, the shares of Series A Preferred Stock outstanding were convertible into 625,000 shares of Class A Common Stock based on the conversion price of $16.00 per share in effect on that date. For a further discussion of this matter and a description of the principal holders of the Company's Class A Common Stock, see the discussion under "Principal Holders of Common Stock."

     The principal executive offices of the Company are located at 400 West Avenue, Rochester, New York 14611.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about April 29, 1996.

     Additional copies may be obtained from the Office of the Vice President--Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611, telephone (716) 987-3000.


                            PROPOSAL 1

                       ELECTION OF DIRECTORS


     Seven Directors, making up the entire membership of the Board of Directors of the Company as designated by the Board, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until the election and qualification of their successors. The Board of Directors intends to nominate Richard T. Aab, Hugh F. Bennett, Arunas A. Chesonis, Willard Z. Estey, David K. Laniak and Daniel D. Tessoni for election to the Board. All of these nominees are currently Directors of the Company. Unless authority is withheld with respect to any individual nominee or all of the nominees, the shares represented by the proxies received as a result of this solicitation will be voted in favor of the nominees listed below. In the event any nominee declines or is unable to serve, proxies will be voted for the election of the others so named and may be voted for such substitute nominees as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy. The Board of Directors, however, does not anticipate that any of these nominees will decline or be unable to serve.

     Under the terms of the Company's Series A Preferred Stock, so long as at least 3,300 such shares are outstanding, the holders of the Series A Preferred Stock are entitled to vote as a separate class to elect one Director nominated by them to the Company's Board of Directors and are entitled to vote on all matters to be voted upon by the Company's shareholders on an as-converted basis with the shares of Class A Common Stock outstanding. The holders of the Series A Preferred Stock have nominated Robert M. Van Degna to continue to be their representative on the Company's Board of Directors.

     The Board conducts its business through the meetings and activities of the full Board and its committees. The Board of Directors held thirteen meetings during 1995. Currently, the committees of the Board are the Audit Committee, the Executive Compensation Committee and the Executive Committee.

     The Audit Committee periodically reviews the Company's auditing and accounting policies and procedures and recommends to the Board the selection of the Company's independent auditors. Its members are: Daniel
D. Tessoni, Chairman, Hugh F. Bennett and Willard Z. Estey. This Committee met four times during 1995.

     The Executive Compensation Committee sets and reviews the compensation and benefits paid to the Company's executives. Its members are: Hugh F. Bennett, Chairman, Daniel D. Tessoni and Robert M. Van Degna. This Committee met five times during 1995.

     The Executive Committee was formed for the purpose of acting on behalf of the Board of Directors between meetings of the full Board should the need arise, in accordance with the Company's Bylaws. Its members are:
David K. Laniak, Chairman, Richard T. Aab, Daniel D. Tessoni and Robert M. Van Degna, with Hugh F. Bennett serving as an alternate member. This Committee met once during 1995.

     During 1995, the Board established a Special Committee, consisting of David K. Laniak, Chairman, Hugh F. Bennett, Willard Z. Estey, Daniel D. Tessoni and Robert M. Van Degna, to review and make any determinations necessary with respect to a related-party transaction involving the Company and Richard T. Aab, the Company's Chairman and former Chief Executive
Officer.   This Committee met eighteen times during 1995.

     Each of the Directors attended at least 75% of the meetings held during 1995 by the Board and by each Committee of which he is a member.

     The  following  sets  forth  information  concerning   the   principal
occupations and business experience of the nominees for election as Directors of the Company:

     RICHARD T. AAB, 46, is a co-founder of the Company who has served as Chairman of the Board of Directors since March 1983 and as a Director since October 1982. Mr. Aab also served as Chief Executive Officer from August 1983 through October 1995, and as Chairman of the Board of Directors of ACC TelEnterprises Ltd., the Company's 70%-owned Canadian subsidiary, from April 1993 through February 1994.

     HUGH F. BENNETT, 39, has been a Director of the Company since June 1988. Since March 1990, Mr. Bennett has been a Vice President, Director and Secretary-Treasurer of Gagan, Bennett & Co., Inc., an investment banking firm.

     ARUNAS A. CHESONIS, 33, was elected President and Chief Operating Officer of the Company in April 1994. He previously served as President of the Company and of its North American operations since April 1994, and as President of ACC Long Distance Corp. from January 1989 through April 1994. From August 1990 through March 1991, he also served as President of ACC TelEnterprises Ltd., and from May 1987 through January 1989, Mr. Chesonis served as Senior Vice President of Operations for ACC Long Distance Corp. Mr. Chesonis was elected a Director of the Company in October 1994.

     THE HON. WILLARD Z. ESTEY, C.C., Q.C., 74, was elected a Director of the Company at its 1994 Annual Meeting. Mr. Estey is Counsel to the Toronto, Ontario law firm of McCarthy, Tetrault. After serving as Chief Justice of Ontario, Mr. Estey was a Justice of the Supreme Court of Canada from 1977 through 1988. From 1988 through 1990, Mr. Estey was Deputy Chairman of Central Capital Corporation, Toronto, Ontario. Since May 1993, Mr. Estey has also served as a Director of ACC TelEnterprises Ltd.

     DAVID K. LANIAK, 60, was elected the Company's Chief Executive Officer in October 1995. Mr. Laniak has been a Director of the Company since February 1989. Prior to joining the Company, Mr. Laniak was Executive Vice President and Chief Operating Officer of Rochester Gas and Electric Corporation, Rochester, New York, where he worked in a variety of positions for more than 30 years. Mr. Laniak also has served since October 1995 and from May 1993 through July 1994 served as a Director of ACC TelEnterprises Ltd.

     DANIEL D. TESSONI, 48, has been a Director of the Company since May 1987. Mr. Tessoni is an Associate Professor of Accounting at the College of Business of the Rochester Institute of Technology, where he has taught since 1977. He holds a Ph.D. degree, is a certified public accountant and is Treasurer of several privately-held business concerns.

     ROBERT M. VAN DEGNA, 51, has been a Director of the Company since May 1995. Mr. Van Degna is Managing Partner of Fleet Equity Partners, an investment firm affiliated with Fleet Financial Group, Inc. and based in Providence, Rhode Island. Mr Van Degna joined Fleet Financial Group in 1971 and held a variety of lending and management positions until he organized Fleet Equity Partners in 1982 and became its general partner. Mr. Van Degna currently serves on the Boards of Directors of Orion Network Systems, Inc. and of Preferred Networks, Inc., as well as those of several privately-held companies. Mr. Van Degna is the nominee of the holders of the Company's Series A Preferred Stock and was initially elected to the Company's Board of Directors pursuant to the terms of the investment in the Company by the Fleet Equity Investors described under "Principal Holders of Common Stock" below.

SECURITIES OWNED BY COMPANY MANAGEMENT

     The following table sets forth, as of March 1, 1996, the number and percentage of outstanding shares of Class A Common Stock beneficially owned by each Director of the Company, by each of the four Named Executives (in addition to Mr. Laniak) named in the compensation tables that appear hereafter in this Proxy Statement, and by all Directors and executive officers of the Company as a group. The Company believes that each individual in this group has sole investment and voting power with respect to his or her shares subject to community property laws where applicable and except as otherwise noted:

Name of Nominee for Director            Shares Beneficially Owned
OR EXECUTIVE OFFICER                    NUMBER       PERCENTAGE

Richard T. Aab                          927,554 (1)    11.5

Hugh F. Bennett                           3,000 (2)      *

Arunas A. Chesonis                       86,508 (3)     1.1

Willard Z. Estey                            -0- (4)      *

David K. Laniak                          62,406 (5)      *

Daniel D. Tessoni                        22,500 (6)      *

Robert M. Van Degna                     725,000 (7)     8.3

Christopher Bantoft                      20,100 (8)      *

Steve M. Dubnik                          20,100 (9)      *

All Directors and Executive Officers
as a Group (14 persons, including
those named above)                    1,955,917 (1) (2) 21.7
                                                (3) (4)
                                                (5) (6)
                                                (7) (8)
                                                (9) (10)
__________________________________

*Indicates less than 1% of the Company's issued and outstanding shares.

(1)This number includes 139,500 shares that are owned by Melrich Associates, L.P., a family partnership of which Mr. Aab is a general partner and therefore shares investment and voting power with respect to such shares, and options to purchase 12,322 shares that are currently exercisable by Mr. Aab. Does not include 29,722 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

(2)Mr. Bennett shares investment and voting power with his wife with respect to 1,500 of these shares. Does not include an option to purchase 5,000 shares granted to him, subject to shareholder approval, under the Non-Employee Directors' Stock Option Plan.

(3)Includes 488 shares owned by Mr. Chesonis's spouse, options to purchase 76,350 shares that are currently exercisable by Mr. Chesonis, and options to purchase 6,950 shares that are currently exercisable by Mr. Chesonis's spouse. Does not include 80,850 shares issuable upon the exercise of options that are not deemed to be presently exercisable by Mr. Chesonis nor 3,050 shares issuable upon the exercise of options that are not deemed to be presently exercisable by Mr. Chesonis's spouse.

(4)Does not include an option to purchase 5,000 shares granted to Mr. Estey, subject to shareholder approval, under the Non-Employee Directors' Stock Option Plan.

(5)Includes options to purchase 56,406 shares that are currently or will become exercisable by Mr. Laniak within the next 60 days. Does not include 37,694 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

(6)Mr. Tessoni and his wife share investment and voting power with respect to all shares which he beneficially owns. Does not include an option to purchase 5,000 shares granted to him, subject to shareholder approval, under the Non-Employee Directors' Stock Option Plan.

(7)Includes (i) 456,750 shares of Class A Common Stock beneficially owned by Fleet Venture Resources, Inc. (''Fleet Venture Resources''), of which 393,750 shares are issuable upon the conversion of Series A Preferred Stock and 63,000 shares are issuable upon the exercise of warrants; (ii) 195,750 shares of Class A Common Stock beneficially owned by Fleet Equity Partners VI, L.P. (''Fleet Equity Partners''), of which 168,750 shares are issuable upon the conversion of Series A Preferred Stock and 27,000 shares are issuable upon the exercise of warrants; and (iii) 72,500 shares of Class A Common Stock beneficially owned by Chisholm Partners II, L.P. (''Chisholm''), of which 62,500 shares are issuable upon the conversion of Series A Preferred Stock and 10,000 shares are issuable upon the exercise of warrants. As of March 1, 1996, the conversion price for the Series A Preferred Stock and the exercise price of such warrants was $16.00 per share. Does not include a total of 625,000 shares of Class A Common Stock issuable to Fleet Venture Resources, Fleet Equity Partners and Chisholm upon the exercise of warrants, which warrants would become exercisable upon an optional redemption of the Series A Preferred Stock by the Company or an option to purchase 5,000 shares granted to him, subject to shareholder approval, under the Non-Employee Directors' Stock Option Plan. Mr. Van Degna is the Chairman and Chief Executive Officer of Fleet Venture Resources and the Chairman and Chief Executive Officer or President of each general partner of Fleet Equity Partners and Chisholm. Mr. Van Degna disclaims beneficial ownership of the shares held by these entities, except for his limited partnership interest in Fleet Equity Partners and in the general partner of Chisholm.

(8)Includes options to purchase 20,100 shares that are currently exercisable by Mr. Bantoft. Does not include 49,900 shares issuable upon the exercise of options that are not deemed to be presently exercisable, nor 10,000 stock incentive rights granted on February 5, 1996.

(9)Includes   options   to  purchase  18,100  shares  that  are   currently
exercisable by Mr. Dubnik.   Does  not  include 53,700 shares issuable upon
the exercise of options that are not deemed to be presently exercisable.

(10)Includes options to purchase a total of 39,400 shares that are or will become exercisable by four executive officers of the Company, in addition to those named above, within the next 60 days. Does not include a total of 162,575 shares issuable upon the exercise of options that are not deemed to be presently exercisable by five executive officers of the Company, in addition to those named above.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, Directors and other persons who own more than ten percent of the Company's securities (collectively, "reporting persons") to file reports of their ownership of and changes in ownership in their Company shareholdings with both the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market and to furnish the Company with copies of all such forms (known as Forms 3, 4 and 5) filed. Based solely on its review of the copies of such forms it received and on written representations received from certain reporting persons that they were not required to file a Form 5 report with respect to 1995, the Company believes that with respect to transactions occurring in 1995, all Form 3, 4 and 5 filing requirements applicable to its reporting persons were complied with.


         COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     In compliance with the SEC's executive compensation disclosure rules, what follows below is a Report of the Company's Executive Compensation Committee, a series of tables detailing certain cash compensation and stock option information, and a five-year stock price performance chart, all of which are intended by the SEC to standardize the reporting of such information by public companies to their shareholders.


REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     COMPENSATION OF THE COMPANY'S EXECUTIVE OFFICERS. Under the Company's Bylaws, this Committee is charged with reviewing and setting the compensation and benefits payable to the Company's senior executives. The Committee has established two basic components to the compensation awarded to the Company's senior executives: annual cash compensation and long-term incentive compensation. In general, the annual cash compensation of the Company's five highest paid executives consists of a base salary set at the beginning of the year and a bonus awarded at the end of the year related to the Company's overall performance for that year -- both financial and otherwise. The long-term component of the compensation paid to these executives consists of stock options and/or stock incentive rights granted under the Company's Employee Long Term Incentive Plan, which are awarded at the direction of this Committee with two goals in mind: to ensure that the executive's financial interest in increasing the value of the Company is closely aligned with that of the shareholders and to aid in retaining the executive. Other forms of compensation such as one-time stock bonuses may occasionally be awarded depending upon unusual or unique circumstances that the Committee believes should be recognized.

     With respect to annual cash compensation, in setting salary levels for the Company's senior management, the basic objective is to pay competitive rates to attract and retain competent executives. The Committee determines competitive pay levels based upon independent industry surveys, proxy disclosures, salaries paid to attract new managers and its own judgments based upon past experience.

     In November 1994, this Committee approved a new Executive Compensation Plan effective beginning in 1995 that includes both short-term and long-term performance based incentive plans. The Annual Incentive Plan is a cash-based, multiple criteria bonus plan measuring the attainment of certain targeted goals for sales revenue, gross margin, operating expenses and operating income that were established by this Committee in late 1994 based upon the Company's 1995 business plan and budget. The purpose of this bonus plan is to emphasize achieving the goals set for these four key financial measures in the Company's annual operating plan.

     In connection with the Executive Compensation Plan, this Committee has established a policy of making annual awards of stock options under the Company's Employee Long Term Incentive Plan based upon the recipient's salary and position within the Company, with awards for the next succeeding year subject to the attainment of certain predetermined operating performance thresholds in the current fiscal year that are keyed to the Annual Incentive Plan. This arrangement balances the operating objectives of the Annual Incentive Plan with the Company's longer term shareholder value-building objectives. Under this formula, for 1995 the following positions were targeted to receive option grants of the following amounts:
Chief Executive Officer: two times annual salary; Chief Operating Officer and Chief Financial Officer: one and one-half times annual salary; operating subsidiary Presidents and Corporate Vice Presidents: one times annual salary; and managers: one-half times annual salary.

     In November 1994, this Committee also adopted a set of Executive Stock Ownership Guidelines applicable to the Company's executives. This plan establishes a stock ownership requirement for Company executives from the Vice President level up equal to certain multiples of salary depending on the individual's position within the Company, which must be met within five years. The salary multiples range from one times annual salary for Vice Presidents up to four times annual salary for the Chief Executive Officer. The purpose of this plan is to further motivate increasing shareholder value by aligning an increasingly larger portion of the financial assets of each Company executive with shareholder interests.

     COMPENSATION OF DAVID K. LANIAK, THE COMPANY'S CHIEF EXECUTIVE OFFICER. In August 1995, Richard T. Aab, the Company's Chairman of the Board and then-Chief Executive Officer, discussed with the Board of Directors his desire to step down as the Company's Chief Executive Officer. At the Board's direction, this Committee began an arms-length negotiation with Mr. Laniak of the terms of his proposed employment as the Company's CEO. After reaching agreement on those terms, the Board appointed Mr. Laniak the Company's CEO on October 5, 1995.

     The Company entered into a two-year Employment Agreement with Mr. Laniak employing him as its CEO through October 1997, under which he will receive a base salary of $300,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus other benefits given to the Company's other executives. This agreement also provides for payment of his then current compensation and benefits for the remainder of the term of the agreement and vesting of all outstanding stock options if, as a result of or within one year following a change in control of the Company, Mr. Laniak's employment is terminated without cause by the Company or the acquiror or Mr. Laniak voluntarily terminates his employment as a result of certain events, including a significant change in the nature or scope of his duties, relocation outside of the Rochester, New York area or a reduction in his compensation or benefits. The severance payment to Mr. Laniak is conditioned on his agreement not to compete with the Company during and for one year following termination of his employment and to maintain confidentiality of trade secrets.

     In determining Mr. Laniak's salary and compensation package, the Committee obtained market survey data as to CEO base salaries for both telecommunications companies of similar size and for selected companies of comparable size in certain other industries, while also taking into account the Company's current executive salary and compensation structure.

     Upon commencing his employment as the Company's CEO, Mr. Laniak also automatically began participating in the Annual Incentive Plan subject to the performance criteria for the CEO established by this Committee in November 1994. For 1995, Mr. Laniak was awarded a bonus of $38,500, or approximately 50% of his total 1995 salary, based upon the Company's 1995 performance against the predetermined target levels for 1995 consolidated revenues, consolidated gross margin, consolidated sales, general and administrative expenses and consolidated operating income.

     Likewise with respect to the stock options awarded to Mr. Laniak upon his becoming the Company's CEO, the Committee desired that Mr. Laniak have a significant portion of his total compensation tied to increasing shareholder value over the longer term. Accordingly, of the total 68,000 options awarded him upon his becoming CEO, all at an exercise price of $17.25 per share, approximately 75% of these options were Non-Qualified Stock Options, which the Committee made subject to the additional vesting conditions that 50% of such options would not become exercisable until such time as the market price for the Company's Class A Common Stock closed at or above $21.56 per share for 15 consecutive trading days (a 25% increase over their exercise price), and the additional 50% of such options would not become exercisable until such time as the market price for the Company's Class A Common Stock closed at or above $25.88 per share for 15 consecutive trading days (a 50% increase over their exercise price). In addition to placing an important emphasis on building shareholder value, the structure and size of this option grant will provide an incentivized means to enable Mr. Laniak to meet the Company's Executive Stock Ownership Guidelines requirement that he own four times his annual salary in value (approximately 40,000 shares at current market prices) of the Company's Class A Common Stock within the next five years.

     COMPENSATION OF RICHARD T. AAB, THE COMPANY'S FORMER CHIEF EXECUTIVE OFFICER. For 1995, after reviewing industry salary surveys with respect to CEO compensation and considering other factors, the Committee determined that Mr. Aab's 1994 base salary of $310,000 remained appropriate. Effective October 6, 1995, Mr. Aab resigned his position as the Company's Chief Executive Officer. He remains its Chairman of the Board and an employee of the Company, however. In connection with this change, the Company entered into both a Non-Competition Agreement and a Salary Continuation and Deferred Compensation Agreement with Mr. Aab. Under the terms of Mr. Aab's Non-Competition Agreement, he will not compete against the Company for three years following any "event of termination" (as defined in this Agreement) as an employee of the Company and as its Chairman of the Board, for which he received a lump-sum payment of $750,000 in 1995. Under the terms of his Salary Continuation and Deferred Compensation Agreement, Mr. Aab will receive a salary of $200,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus continuation of his current benefits for as long as he remains the Chairman of the Board and an employee of the Company. At such time as he ever resigns or is terminated as a Company employee and from serving as the Chairman of the Board, except in a circumstance involving a "termination for cause" as defined in this Agreement, he will receive a payment of $1,000,000, payable over a three year term following the date of such termination or resignation, contingent on his continued compliance with the terms of his Non-Competition Agreement, with the payment of such amount accelerated and paid in full within 30 days following a change in control of the Company (as defined in the Agreement). Mr. Aab would also receive such payment if, as a condition precedent to, as a result of or within one year following a change in control of the Company, he were terminated for cause.

     In negotiating the Non-Competition Agreement, the Committee desired to more specifically and tightly restrict Mr. Aab's ability to compete against the Company were he ever to leave the Company than had been the case under the terms of his former Severance Agreement with the Company, as well as to extend the term of the non-compete to three years in all events following any termination of his employment. In negotiating the Salary Continuation and Deferred Compensation Agreement, the Committee desired both to provide some recognition for Mr. Aab's many years of leadership and service to the Company in his role as its CEO and to pay him to continue to provide services to the Company. The Committee believes that these agreements accomplish these objectives and that both agreements are in the Company's best interests.

     For 1995, under the Annual Incentive Plan performance targets established by this Committee in November 1994, Mr. Aab was awarded a bonus of $145,312, or approximately 50% of his total 1995 salary, based upon the Company's performance against the predetermined target levels for 1995 consolidated revenues, consolidated gross margin, consolidated selling, general and administrative expenses and consolidated operating income.

     In January 1995, Mr. Aab was awarded Incentive Stock Options to purchase 24,644 shares of the Company's Class A Common Stock pursuant to the formula for making annual stock option grants based upon the executive's base salary that was approved as a component of the Executive Compensation Plan by this Committee in November 1994. In the case of the Company's CEO, this plan provides for an annual grant of options equal to two times the CEO's salary based on the market price of the Company's stock at the time of grant.

     This report was prepared by the members  of  this  Committee  in April
1996:   Hugh  F.  Bennett,  Chairman,  Daniel  D. Tessoni and Robert M. Van
Degna.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation and benefits paid by the Company for all services rendered during 1995, 1994 and 1993 to five individuals: David K. Laniak, who is and was, at December 31, 1995, serving as the Company's Chief Executive Officer, and Richard T. Aab, who was the Company's Chief Executive Officer through October 5, 1995 and remains its Chairman of the Board, Arunas A. Chesonis, Christopher Bantoft and Steve M. Dubnik, who were, as of December 31, 1995, the other four most highly compensated executive officers of the Company whose 1995 salary and bonus exceeded $100,000 in amount (individually, a "Named Executive" and collectively, the "Named Executives"):

                    SUMMARY COMPENSATION TABLE

                                                                              Long
                                                                              Term
                                                                             Compen-
                                                                             sation

                                            ANNUAL COMPENSATION

                                                                             Awards

                                                                 OTHER
         Name                                                   ANNUAL     SECURITIES     ALL OTHER
          and                                                   COMPEN-    UNDERLYING      COMPEN-
       Principal                                                SATION       OPTIONS       SATION
        POSITION         YEAR      SALARY ($)     BONUS ($)       ($)          (#)          ($)

   DAVID K. LANIAK,      1995        $70,384       $38,578      - 0- (2)    68,000(3)      $599(4)
 CHIEF EXECUTIVE OFFI-   1994          NA            NA            NA          NA            NA
        CER (1)          1993          NA            NA           NA           NA            NA

    RICHARD T. AAB,      1995       $284,615      $145,312      -- (2)      24,644(6)    $760,145(7)
 CHAIRMAN OF THE BOARD   1994       $315,962       $62,000      -- (2)         -0-        $6,985(8)
          (5)            1993       $304,241      $330,000      -- (2)         -0-        $9,305(8)
                                                     (9)

  ARUNAS A. CHESONIS,    1995       $191,124       $93,515      -- (2)     21,700(11)    $4,773(12)
     PRESIDENT AND       1994       $160,192       $32,000      -- (2)     50,000(13)    $5,073(12)
    CHIEF OPERATING      1993       $134,250       $44,000      -- (2)     30,000(14)    $4,283(12)
      OFFICER(10)


 CHRISTOPHER BANTOFT,    1995       $144,925       $77,500      -- (2)     10,200(16)    $14,492(17)
   MANAGING DIRECTOR     1994       $134,430       $20,400      -- (2)     50,000(18)    $9,017(19)
 ACC LONG DISTANCE UK    1993          NA            NA            NA          NA            NA
       LTD (15)

   STEVE M. DUBNIK,      1995       $156,382       $54,675       --(2)     11,200(21)    $34,003(22)
  PRESIDENT AND CEO,     1994        $65,054       $22,900       --(2)     50,000(23)    $14,245(24)
  ACC TELENTERPRISES     1993          NA            NA           NA           NA            NA
         LTD.
         (20)

______________________________

NAIndicates Not Applicable, because the particular Named Executive was not an executive officer of the Company during the year indicated.

(1)The Company has a two-year Employment Agreement with Mr. Laniak that runs through October 1997, under the terms of which he will receive a base salary of $300,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus other benefits given to the Company's other executives. This agreement also provides for payment of his then current compensation and benefits for the remainder of the term of the agreement and vesting of all outstanding stock options if, as a result of or within one year following a change in control of the Company, Mr. Laniak's employment is terminated without cause by the Company or the acquiror or Mr. Laniak voluntarily terminates his employment as a result of certain events, including a significant change in the nature or scope of his duties, relocation outside of the Rochester, New York area or a reduction in his compensation or benefits. The severance payment to Mr. Laniak is conditioned on his agreement not to compete with the Company during and for one year following termination of his employment and to maintain confidentiality of trade secrets.

(2)Under applicable SEC rules, the value of any perquisites or other personal benefits provided by the Company to any of the Named Executives need not be separately detailed and described if their aggregate value does not exceed the lesser of $50,000 or 10% of that executive's total salary and bonus for the year shown. For the year indicated, the value of such personal benefits, if any, provided by the Company to this Named Executive did not exceed such thresholds.

(3)In connection with his becoming the Company's new Chief Executive Officer, on October 5, 1995, Mr. Laniak was granted incentive stock options ("ISOs") to purchase 17,391 shares of the Company's Class A Common Stock at an exercise price of $17.25 per share, exercisable over a ten-year term, and non-qualified stock options ("NQSOs") to purchase 50,609 shares of Class A Common Stock also at an exercise price of $17.25 per share and exercisable over a term of ten years and one day, all under the Company's Employee Long Term Incentive Plan ("LTI Plan"). The NQSOs granted are subject to the additional vesting conditions that 50% of such options would vest at such time as the closing price for the Company's Class A Common Stock closed at or above $21.56 per share for 15 consecutive trading days (a 25% increase over their exercise price), with the additional 50% of such options to vest at such time as the closing price for the Company's Class A Common Stock closed at or above $25.88 per share for 15 consecutive trading days (a 50% increase over their exercise price).

(4)This amount represents additional group term life insurance premiums paid on Mr. Laniak's behalf during 1995.

(5)Effective October 6, 1995, Mr. Aab resigned his position as the Company's Chief Executive Officer. He remains its Chairman of the Board and an employee of the Company, however. In connection with this change, the Company entered into both a Non-Competition Agreement and a Salary Continuation and Deferred Compensation Agreement with Mr. Aab. Under the terms of Mr. Aab's Non-Competition Agreement, he will not compete against the Company for three years following any "event of termination" (as defined in this Agreement) as an employee of the Company and as its Chairman of the Board, for which he received a lump-sum payment of $750,000 in 1995. Under the terms of his Salary Continuation and Deferred Compensation Agreement, Mr. Aab will receive a salary of $200,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus continuation of his current benefits for as long as he remains the Chairman of the Board and an employee of the Company. At such time as he ever resigns or is terminated as a Company employee and from serving as the Chairman of the Board, except in a circumstance involving a "termination for cause" as defined in this Agreement, he will receive a payment of $1,000,000, payable over a three year term following the date of such termination or resignation, with the payment of such amount accelerated and paid in full within 30 days following a change in control of the Company. Mr. Aab would also receive such payment if, as a condition precedent to, as a result of or within one year following a change in control of the Company, he were terminated for cause.

(6)On January 3, 1995, Mr. Aab was granted ISOs to purchase 24,644 shares of the Company's Class A Common Stock at an exercise price of $16.23 per share, exercisable over a five-year term, under the LTI Plan.

(7) Of this total, $750,000 represents the lump sum payment made to Mr. Aab under his Non-Competition Agreement discussed in note (5) above, $4,413 represents the Company's 1995 contribution to Mr. Aab's account under its 401(k) Deferred Compensation and Retirement Savings Plan ("401(k) Plan"), and $5,732 represents taxable group term and single policy life insurance premiums paid by the Company on Mr. Aab's behalf during 1995.

(8)The amounts shown represent the Company's contributions under its 401(k) Plan in the amount of: $ 4,601 for 1994; and $4,497 for 1993; as well as taxable group term and single policy life insurance premiums paid on Mr. Aab's behalf in the amount of: $2,384 in 1994; and $4,808 in 1993.

(9)Of this total, $155,000 represents Mr. Aab's bonus paid in 1994 for services rendered in 1993, and $175,000 represents the one-time award he was paid in 1993 in connection with the sale of the Company's cellular operations. In early 1993, the Executive Compensation Committee of the Board of Directors determined that certain Company executives, including this Named Executive, were eligible to receive a special one-time award in 1993 contingent upon the execution of a definitive agreement to sell the cellular assets of the Company's Danbury Cellular Telephone Co. subsidiary. This award was paid in lieu of any bonus for services rendered during 1992.

(10)The Company has entered into an Employment Continuation Incentive Agreement with Mr. Chesonis that provides that if he is ever terminated without cause or as the result of a change in control of the Company as defined in the agreement, then he will be entitled to receive his then current salary and benefits for up to one year following such termination. In addition, should he be terminated without cause while he is disabled or dies during the term of the agreement, any unexercised stock options that he may hold on the date of either such event shall automatically become fully exercisable for one year following such date, subject to the original term of the relevant option grant(s). This agreement automatically renews for successive one-year terms until terminated by the Company giving at least twelve months' advance notice of its intent to terminate it at the end of its then current or any renewal term.

(11)On January 3, 1995, Mr. Chesonis was granted ISOs to purchase 21,700 shares of the Company's Class A Common Stock at an exercise price of $14.75 per share, exercisable over a ten-year term, under the LTI Plan.

(12)The amounts shown represent the Company's contributions under its 401(k) Plan in the amount of: $4,410 for 1995; $4,806 for 1994; and $4,132 for 1993;
as well as additional group term life insurance premiums paid on Mr. Chesonis's behalf in the amount of: $363 in 1995; $267 in 1994; and $151 in 1993.

(13)On February 8, 1994, Mr. Chesonis was granted ISOs to purchase 50,000 shares of the Company's Class A Common Stock at an exercise price of $19.25 per share, exercisable over a ten-year term, under the LTI Plan. This award was canceled and regranted on August 11, 1994 at an option exercise price of $14.25 per share.

(14) On September 7, 1993, Mr. Chesonis was granted ISOs to purchase 30,000 shares of the Company's Class A Common Stock at an exercise price of $15.00 per share, exercisable over a ten-year term, under the LTI Plan.

(15)The Company has an Employment Agreement with Mr. Bantoft employing him as Managing Director of ACC Long Distance UK Ltd. under the terms of which he will receive a base salary of at least <pound-sterling>85,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus other benefits given to the Company's other executives. This agreement also provides for payment of his then current compensation and benefits for a period of one year if, as a result of or within one year following a change in control of the Company, Mr. Bantoft's employment is terminated without cause by the Company or the acquiror or Mr. Bantoft voluntarily terminates his employment as a result of certain events, including a significant change in the nature or scope of his duties or a reduction in his compensation or benefits. The agreement also requires Mr. Bantoft to maintain confidentiality of the Company's trade secrets during its term and indefinitely following termination of his employment.

(16) On January 3, 1995, Mr. Bantoft was granted ISOs to purchase 10,200 shares of the Company's Class A Common Stock at an exercise price of $14.75 per share, exercisable over a ten-year term, under the LTI Plan.

(17) This amount represents U.K. pension payments made on Mr. Bantoft's behalf during 1995.

(18)On January 4, 1994, Mr. Bantoft was granted ISOs to purchase 10,000 shares of the Company's Class A Common Stock at an exercise price of $18.75 per share, on August 11, 1994, he was granted ISOs to purchase 15,000 shares of the Company's Class A Common Stock at an exercise price of $14.25 per share, and on November 15, 1994, he was granted ISOs to purchase 25,000 shares of the Company's Class A Common Stock at an exercise price of $17.25 per share, each tranche exercisable over a ten-year term, under the LTI Plan.

(19) This amount represents U.K. pension payments made on Mr. Bantoft's behalf during 1994.

(20)The Company has an Employment Agreement with Mr. Dubnik under the terms of which he will receive a base salary of Cdn.$208,312 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus other benefits given to the Company's other executives. The agreement also provides that if Mr. Dubnik is ever terminated without cause or as the result of a change in control of the Company as defined in the agreement, then he will be entitled to receive his/her then current salary and benefits for one year following such termination. The agreement also provides that Mr. Dubnik will not solicit Company customers during and for one year following the termination of his employment, that he will not compete with the Company so long as he is receiving payments thereunder, and that he will maintain the confidentiality of the Company's trade secrets during the term of the agreement and indefinitely following termination of his employment.

(21) On January 3, 1995, Mr. Dubnik was granted ISOs to purchase 11,200 shares of the Company's Class A Common Stock at an exercise price of $14.75 per share, exercisable over a ten-year term, under the LTI Plan.

(22)Of this total, $447 represents additional group term life insurance premiums paid on Mr. Dubnik's behalf, $3,556 represents the Company's 1995 contribution to his Canadian Registered Retirement Savings Plan account, and $30,000 represents moving expense reimbursements paid to Mr. Dubnik during 1995 in connection with his relocation from the Washington, D.C. metropolitan area to Toronto, Canada.

(23)On August 11, 1994, Mr. Dubnik was granted ISOs to purchase 50,000 shares of the Company's Class A Common Stock at an exercise price of $14.25 per share, exercisable over a ten-year term, under the LTI Plan.

(24)This amount represents moving expense reimbursements paid to Mr. Dubnik during 1994 in connection with his relocation from the Washington, D.C. metropolitan area to Toronto, Canada.


COMPENSATION PURSUANT TO PLANS

     EMPLOYEE LONG TERM INCENTIVE PLAN. The Company has an Employee Long Term Incentive Plan (formerly known as the Employee Stock Option Plan) (the "LTI Plan" or "Plan"), which it instituted in February, 1982, to provide long-term incentive benefits to key Company employees as determined by the Executive Compensation Committee of the Board of Directors (the "Committee"). This Plan is administered by the Committee, whose duties include selecting the employees who will receive stock option grants and/or awards of stock incentive rights ("SIRs") thereunder, the number of SIRs to be awarded and their vesting schedule, and the numbers and exercise prices of the options granted to optionees. In making its selections and determinations, the Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's potential contributions to the Company's profitability and growth, and the value of the employee's service to the Company. Options granted under this Plan are either intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or are non-qualified stock options ("NQSOs"). Options granted under this Plan represent rights to purchase shares of the Company's Class A Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Class A Common Stock on the date of award. Payment of the exercise price may be made in cash or, with the Committee's approval, with shares of the Company's Class A Common Stock already owned by the optionee and valued at their fair market value as of the exercise date. Options are exercisable during the period fixed by the Committee, except that no ISO may be exercised more than ten years from the date of grant, and no NQSO may be exercised more than ten years and one day from the date of the grant.

     Beginning in July 1995, the Committee is also authorized, in its discretion, to award SIRs under the Plan. SIRs are rights to receive shares of the Company's Class A Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified incentive period of at least three years. In general, the recipient must remain employed by the Company for the designated incentive period before receiving the shares subject to the SIR award; earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of an SIR. Should an SIR holder die, become permanently disabled or retire during an SIR incentive period, he/she, or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the designated incentive period, less any shares already issued in the case of an SIR with a staggered vesting schedule.

     During the incentive period, should the Company declare any cash dividends on its Class A Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Class A Common Stock underlying his/her SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, e.g., the right to vote or pledge such shares, until such shares were actually issued to the holder.

     An employee can be awarded both SIRs and stock options in any combinations that the Committee may determine. In such an event, an exercise of an option would not in any way affect or cancel any SIRs an employee may have received, nor would the earnout of shares under an SIR award in any way affect or cancel any options held by an employee.

     The following table shows information concerning options granted under this Plan during 1995 to the five Named Executives:

                  OPTION GRANTS  IN  LAST  FISCAL YEAR






  INDIVIDUAL GRANTS
                NUMBER OF
                SECURITIES     % OF TOTAL
                UNDERLYING     OPTIONS                                          POTENTIAL REALIZABLE VALUE
                OPTIONS        GRANTED TO                                       AT ASSUMED ANNUAL RATES OF
                GRANTED        EMPLOYEES      EXERCISE                          STOCK PRICE APPRECIATION
                  #            IN FISCAL      PRICE             EXPIRATION      FOR OPTION TERM (1)
NAME                           YEAR           ($/SHARE)         DATE            0%           5%             10%

DAVID K.        68,000(2)       19.9            $17.25          10/6/05         $-0-        $737,693       $1,869,459
LANIAK

RICHARD T.      24,644(3)        7.2            $16.23          1/3/00          $-0-        $110,504         $244,186
AAB

ARUNAS A.       21,700(4)        6.3            $14.75          1/3/05          $-0-        $201,293         $510,117
CHESONIS

CHRISTOPHER     10,200(4)        3.0            $14.75          1/3/05          $-0-         $94,656         $239,802
BANTOFT

STEVE M.        11,200(4)        3.3            $14.75          1/3/05          $-0-        $103,936         $263,312
DUBNIK


_________________________________

(1)These calculations show the potential gain that would be realized if the options shown were not exercised until the end of their full five- or ten-year term, assuming the compound annual rate of appreciation of the exercise prices indicated (0%, 5%, and 10%) over the respective terms of the options shown, net of the exercise prices paid.

(2)These options were granted on October 5, 1995. Of this total, 17,391 are ISOs and 50,609 are NQSOs. The ISOs are for a term of ten years, one-third of which first became exercisable on April 5, 1996, and an additional one-third of which become exercisable on the first and second anniversaries of the grant date. The NQSOs are for a term of ten years and one day, and are subject to the additional vesting conditions that 50% of such options will vest at such time as the closing price for the Company's Class A Common Stock is at or above $21.56 per share for 15 consecutive trading days (a 25% increase over their exercise price), with the additional 50% of such options to vest at such time as the closing price for the Company's Class A Common Stock is at or above $25.88 per share for 15 consecutive trading days (a 50% increase over their exercise price).

(3)These ISOs were granted on January 3, 1995, for a term of five years, 25% of which first became exercisable on July 4, 1995, and an additional 25% of which become exercisable on the first, second and third anniversaries of the grant date.

(4)These ISOs were granted on January 3, 1995, for a term of ten years, 25% of which first became exercisable on July 4, 1995, and an additional 25% of which become exercisable on the first, second and third anniversaries of the grant date.


     The following table reflects information concerning option exercises under this Plan by the Named Executives during 1995, together with information concerning the number and value of all unexercised options held by each of the Named Executives at year end 1995 under this Plan:

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FISCAL YEAR-END OPTION VALUES

                                    SHARES
                                   ACQUIRED                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                      ON                VALUE          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                   EXERCISE           REALIZED          OPTIONS AT FY-END (#)             FY-END ($) (1)
             NAME                     (#)               ($)           EXERCISABLE/UNEXERCISABLE      Exercisable/Unexercisable
        DAVID K. LANIAK               -0-               $-0-                 -0-/68,000                    $-0-/$395,080
        RICHARD T. AAB                -0-               $-0-                6,161/18,483                  $42,080/126,239
      ARUNAS A. CHESONIS              -0-               $-0-                70,925/68,775                $945,970/$567,770
      CHRISTOPHER BANTOFT             -0-               $-0-                15,050/45,150                $101,315/$303,946
        STEVE M. DUBNIK               -0-               $-0-                15,300/45,900                $133,393/$400,179

________________________________

(1)For each Named Executive, these values are calculated by subtracting the per share option exercise price for each block of options held on December 31, 1995 from the closing price of the Company's Class A Common Stock on that date ($23.06 on December 29, 1995), then multiplying that figure by the number of options in that block, then aggregating the resulting subtotals.


     As of December 31, 1995, 483,108 shares of the Company's Class A Common Stock were available for grants under this Plan. As of that date, there were 1,070,919 options outstanding, with a weighted average exercise price of $14.04 per share. The expiration dates of these option grants range from May 22, 1999 through October 6, 2005. During 1995, no SIRs were awarded under the Plan.

     401(K) DEFERRED COMPENSATION AND RETIREMENT SAVINGS PLAN. The Company has a 401(k) Deferred Compensation and Retirement Savings Plan in which employees with a minimum of six months continuous service are eligible to participate. Contributions to a participating employee's 401(k) account are made in accordance with the regulations set forth under Section 401 of the Code. Under this Plan, the Company may make matching contributions to the account of a participating employee up to an annual maximum of 50% of the annual salary contributed in that year by that employee, up to a maximum of 3% of that employee's salary. The Company's contributions vest at the rate of 20% per year of credited service as defined in the plan and become fully vested after five years of credited service.

     EMPLOYEE STOCK PURCHASE PLAN. The Company has an Employee Stock Purchase Plan in which all employees who work 20 or more hours per week are eligible to participate. Under this Plan, employees electing to participate can, through payroll deductions, purchase shares of the Company's Class A Common Stock at 85% of market value on the date on which the annual offering period under this Plan begins or on the last business day of each calendar quarter in which shares are automatically purchased for a participant during an offering period, whichever is lower. Participants cannot defer more than 15% of their base pay into this Plan, nor purchase more than $25,000 per year of the Company's Class A Common Stock through this Plan. As of December 31, 1995, participants had purchased a total of 36,316 shares through this Plan, at an average price during 1995 of $12.56 per share, leaving a total of 463,684 shares available for future purchases under the Plan.

     ANNUAL INCENTIVE PLAN. The Company has an annual incentive plan, which it instituted in 1995, pursuant to which the annual cash bonuses paid to the Company's senior management and key personnel are determined. Under this plan, at the beginning of a fiscal year, the Executive Compensation Committee of the Board establishes performance targets based upon the Company's revenues, gross margin, operating expenses and operating income for that fiscal year. At the end of that year, the extent to which these performance targets were met for the year determines the bonuses, if any, to be paid for that year.

     OTHER COMPENSATION PLANS. The Company provides additional group term life and supplemental disability insurance coverage to its officers. The additional group term life insurance provides additional life insurance protection to an officer in the amount of two and one-half times his/her current salary. The supplemental disability insurance provides additional disability insurance protection to an officer in an amount selected by the executive, not to exceed, when combined with the coverage provided by the Company's basic disability insurance provided to all of its employees, 70% of his/her current annual salary.

     The   Company   also   has   a  legal,  medical  and  financial  planning
reimbursement plan for its senior executives pursuant to which it will reimburse each of them generally up to $4,000 per year (up to $12,000 per year for Mr. Aab) for legal, accounting, financial planning and uninsured medical expenses incurred by the executive.


COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company are paid an annual retainer of $6,000, plus a fee of $500 for each Board meeting attended. Additionally, outside Directors who serve on committees of the Board receive $300 per committee meeting attended.

     As further discussed in Proposal 3 below, on January 19, 1996, subject to obtaining shareholder approval at the 1996 Annual Meeting, the Company's Board of Directors adopted a Non-Employee Directors' Stock Option Plan, and Messrs. Bennett, Estey, Tessoni and Van Degna each received vested options to purchase 5,000 shares of Class A Common Stock at an exercise price of $23.00 per share pursuant to this Plan. Subject to obtaining shareholder approval at the 1996 Annual Meeting, this plan provides for annual grants of non-qualified stock options to purchase 5,000 shares of Class A Common Stock at an exercise price equal to 100% of the fair market value of the stock on the date of grant, which options vest at the first anniversary of their date of grant. The maximum number of shares with respect to which options may be granted under this Plan is 250,000, subject to adjustment for stock splits, stock dividends and the like.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the members of the Executive Compensation Committee of the Company's Board of Directors were Directors Hugh F. Bennett, Chairman, David
K. Laniak, Robert F. Sykes, Daniel D. Tessoni and Robert M. Van Degna. Mr. Sykes retired from the Board in July 1995 and Mr. Laniak resigned from membership on this Committee upon becoming the Company's Chief Executive Officer in October 1995. As further discussed in his biographical information above and under "Principal Holders of Common Stock" below, during 1995, Mr. Van Degna was elected to the Company's Board of Directors as the representative of the holders of the Company's Series A Preferred Stock, which was issued pursuant to the terms of the May 1995 $10 million investment in the Company by the Fleet Equity Investors described under "Principal Holders of Common Stock" below. The Company understands that the fees paid to Mr. Van Degna for his services rendered as a Director of the Company are turned over to Fleet Equity Partners.

     Fleet Equity Partners is an affiliate of Fleet Financial Group, Inc. Fleet Bank of Connecticut, another affiliate of Fleet Financial Group, Inc., is co-managing agent of the $35 million Credit Facility that the Company entered into in July 1995, under which Fleet Bank of Connecticut is committed to provide $17.5 million.

CERTAIN TRANSACTIONS

     To accommodate its need for increased space, in June 1994, the Company moved its principal executive offices to an industrial complex located at 400 West Avenue, Rochester, New York, which is owned by a real estate partnership in which Richard T. Aab, the Company's Chairman and former Chief Executive Officer, is a general partner. For 1995, the Company paid a total of approximately $600,000 in rent and maintenance fees for this space to this partnership.

     During 1994 and early 1995, the Company initiated efforts to obtain new telecommunications software programs from AMBIX Systems Corp. ("AMBIX"), a software development company. The Company's Chairman of the Board and then Chief Executive Officer, Richard T. Aab, was a controlling shareholder of AMBIX during such period. In May of 1995, anticipating material agreements with AMBIX and desiring to eliminate a conflict of interest situation, all of the common shares owned by Mr. Aab in AMBIX were placed in escrow under the direction of a Special Committee of disinterested Directors of the Company's Board of Directors with the option of the Special Committee to authorize the Company to accept the transfer and delivery of the shares in exchange for the release or indemnification of Mr. Aab of his personal guarantee of certain obligations of AMBIX to its lender and the substitution of the Company as the guarantor of such obligations. The Special Committee, its outside consultants and the Company's management then proceeded to review and evaluate the software technology and the terms and conditions of proposed transactions with AMBIX.

     On February 21, 1996, pursuant to the approval of the Special Committee, a software license agreement was entered into by and between the Company and AMBIX Acquisition Corp., which is the purchaser of AMBIX's intellectual property and other assets and is an affiliate of AMBIX. Immediately prior thereto, the shares of AMBIX held in escrow were returned to AMBIX and the related party nature of the Company's relationship with AMBIX was thereby extinguished. In connection with the return of Mr. Aab's shares to AMBIX, the Company paid approximately $200,000 to AMBIX's lender to release Mr. Aab's personal guarantee of certain obligations of AMBIX to its lender. Such benefit to Mr. Aab was the only consideration he received from the Company for the return of his shares to AMBIX, and, to the Company's knowledge, Mr. Aab did not receive any additional consideration from AMBIX for the return of his shares nor did he receive any cash distributions from AMBIX during his ownership of such shares.

     For an aggregate consideration of $1.8 million (including the payment by the Company of certain obligations of AMBIX to its lender) paid to or for the benefit of AMBIX or AMBIX Acquisition Corp., the Company in return has received a perpetual right to use the newly developed telecommunications software programs. In making a business judgment as to the amount of such consideration, the Special Committee considered a number of factors including, among other matters, the opinion of its independent software consultants with respect to the estimated cost of developing the major software program covered by the license, the recommendations of management of the Company who were experienced with oversight responsibilities for the development of software programs, and the known benefit to the Company of the software programs as demonstrated by their preliminary testing and use by the Company. The
Company does not know the full costs incurred by AMBIX in developing the software programs.

       The software programs and the Company's license to use them are considered by the Company to be material and integral to its operations. During 1995 the Company paid AMBIX $1.2 million, of which approximately $700,000, relating to the purchase of certain hardware and acquisition of certain software licenses, was capitalized and recorded on the balance sheet as a component of property, plant and equipment, and $500,000 relating to software development was expensed. During 1994 the Company paid AMBIX $132,000, all of which related to software development which was expensed. The Company anticipates that it will attempt to negotiate and enter into an arrangement with AMBIX Acquisition Corp. to provide maintenance and support for the software programs. There can be no assurance that the Company will negotiate or enter into any such arrangements or regarding the terms thereof.

     On May 22, 1995, Mr. Aab, the Company's Chairman of the Board and then Chief Executive Officer, entered into a Participation Agreement with the Fleet Equity Investors in connection with the purchase by the Fleet Equity Investors of $10 million in aggregate principal amount of 12% convertible subordinated notes of the Company, which notes were subsequently converted into 10,000 shares of Series A Preferred Stock. The Participation Agreement requires Mr. Aab to notify the Fleet Equity Investors and the Company of certain proposed transfers of his Class A Common Stock of the Company and, if any of the Fleet Equity Investors elect to participate in the proposed transaction, Mr. Aab is required to obtain the agreement of the purchaser to acquire from any participating Fleet Equity Investor, at the same price and on the same terms offered to Mr. Aab, a pro rata portion of the shares proposed to be purchased from Mr. Aab. The Participation Agreement does not apply to certain transfers of shares by Mr. Aab, including pursuant to a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 144 adopted under the Act, certain charitable transfers and transfers resulting from any foreclosure upon shares which have been pledged, and the transfer restrictions are extinguished if Mr. Aab ceases to be a Director or employee of the Company or if the Series A Preferred Stock and certain warrants issued to the Fleet Equity Investors are no longer outstanding.

           SHAREHOLDER RETURN PERFORMANCE INFORMATION

     The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing its cumulative, five-year shareholder returns, on an indexed basis, with a broad equity market index and a published industry or line-of-business index. The following graph compares the cumulative total shareholder return on the Company's Class A Common Stock against the cumulative total return of the CENTER FOR RESEARCH IN SECURITY PRICES TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET (which includes all U.S. and foreign common stocks and American Depositary Receipts traded on The Nasdaq National Market and Nasdaq Small-Cap Market) and the NASDAQ TELECOMMUNICATIONS TOTAL RETURN INDEX for the five-year period beginning December 31, 1990 and ending December 29, 1995, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on December 31, 1990.

[NOTE: Per Regulation S-T, Rule 304(d), this EDGAR submission contains the tabular numerical data produced by CRSP on which the performance graph points are plotted in the printed version of this Proxy Statement, as follows:]

Comparison of Five-Year Cumulative Total Returns Performance Report for ACC CORP.

Prepared by the Center for Research in Security Prices
Produced on 3/13/96 including data to 12/29/95

Company Index:  CUSIP           Ticker Class       SIC     Exchange
                00079410        ACCC              4810     Nasdaq

Fiscal Year End:  12/31/95

Market Index:  Nasdaq Stock Market (U.S. and Foreign)

Peer Index:  Nasdaq Telecommunications Stocks
                SIC 4800-4899 U.S. and Foreign


  Date     Company   Market     Market   Peer   Peer
           Index     Index      Count   Index   Count
12/31/90   100.000   100.000    4231   100.000     93
01/31/91    94.444   110.647    4196   109.493     92
02/28/91    97.222   121.244    4180   115.333     92
03/28/91   111.556   129.388    4165   119.172     92
04/30/91   111.556   130.190    4123   125.924     92
05/31/91   122.711   136.199    4124   130.307     92
06/28/91   107.818   128.225    4143   117.108     92
07/31/91   120.421   135.757    4143   125.241     93
08/30/91   112.019   142.229    4156   127.200     95
09/30/91   132.096   142.934    4159   132.171     94
10/31/91   154.580   147.660    4170   132.162     95
11/29/91   153.175   142.742    4179   124.393     94
12/31/91   146.149   159.612    4188   137.922     96
01/31/92   155.038   169.175    4203   141.952    100
02/28/92   171.951   172.943    4203   148.855     98
03/31/92   189.316   164.938    4221   141.140     99
04/30/92   166.711   157.901    4219   141.175    100
05/29/92   163.885   159.934    4208   140.910     98
06/30/92   184.117   153.747    4188   140.230     98
07/31/92   186.949   158.880    4154   141.235     95
08/31/92   178.452   154.132    4136   139.701     93
09/30/92   187.424   159.564    4134   143.981     93
10/30/92   195.943   165.523    4151   140.903     94
11/30/92   247.059   178.492    4166   160.489     95
12/31/92   230.345   185.196    4191   169.399     95
01/29/93   281.533   190.709    4178   175.286     95
02/26/93   270.869   183.865    4210   179.651     95
03/31/93   286.310   189.413    4240   188.248     95
04/30/93   213.665   181.837    4280   183.115     96
05/28/93   222.211   192.773    4307   206.581     99
06/30/93   227.007   194.014    4348   216.210     98
07/30/93   244.140   194.353    4381   225.932    101
08/31/93   248.423   204.469    4423   251.447    106
09/30/93   326.103   210.202    4464   254.694    109
10/29/93   338.975   215.055    4514   281.202    111
11/30/93   330.393   208.270    4598   252.468    114
12/31/93   333.260   214.399    4678   261.200    121
01/31/94   353.123   221.238    4706   260.749    120
02/28/94   348.709   218.842    4748   248.195    126
03/31/94   391.166   205.427    4804   225.432    129
04/29/94   371.276   202.746    4831   217.740    130
05/31/94   300.557   202.985    4873   225.524    133
06/30/94   243.097   194.990    4892   215.983    139
07/29/94   243.633   199.607    4912   227.091    141
08/31/94   332.226   211.742    4929   235.806    137
09/30/94   328.321   211.449    4935   235.561    138
10/31/94   297.264   215.129    4956   237.095    140
11/30/94   292.827   207.654    4973   227.174    146
12/30/94   261.770   207.370    4982   215.920    146
01/31/95   275.604   208.178    4976   217.314    147
02/28/95   293.385   218.965    4979   228.833    148
03/31/95   297.830   225.140    4972   224.762    151
04/28/95   275.604   231.629    4987   218.984    153
05/31/95   242.734   237.475    4988   223.922    152
06/30/95   262.776   256.075    5011   237.684    153
07/31/95   316.222   273.764    5033   252.186    153
08/31/95   325.129   278.783    5057   255.498    153
09/29/95   293.953   286.983    5056   271.425    151
10/31/95   334.037   284.169    5099   254.756    152
11/30/95   383.029   290.063    5133   260.661    152
12/29/95   410.865   288.172    5180   260.057    153

The index level for all series was set to $100.00 on 12/31/90

                            PROPOSAL 2

                    AMENDMENT OF THE COMPANY'S
                 EMPLOYEE LONG TERM INCENTIVE PLAN

     The Company's LTI Plan was instituted in February 1982, to provide long-term incentive benefits to key Company employees as determined by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Board of Directors and the Committee have approved an amendment to the Plan to increase the number of shares of the Company's Class A Common Stock authorized for issuance under this Plan by 500,000 shares. This amendment is subject to shareholder approval.

     This Plan is administered by the Committee, whose duties include selecting the employees who will receive stock option grants and/or awards of SIRs thereunder, the number of SIRs to be awarded and their vesting schedule, and the numbers and exercise prices of the options granted to optionees. In making its selections and determinations, the Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's potential contributions to the Company's profitability and growth, and the value of the employee's service to the Company. The Committee also interprets and implements the LTI Plan and the grants made thereunder. Directors who are not employees of the Company are not eligible to participate in this Plan.

     Options granted under this Plan are either intended to qualify as ISOs within the meaning of Section 422 of the Code, or are NQSOs. Options granted under this Plan represent rights to purchase shares of the Company's Class A Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Class A Common Stock on the date of award. Payment of the exercise price may be made in cash or, with the Committee's approval, with shares of the Company's Class A Common Stock already owned by the optionee and valued at their fair market value as of the exercise date. Options are exercisable during the period fixed by the Committee, except that no ISO may be exercised more than ten years from the date of grant, and no NQSO may be exercised more than ten years and one day from the date of the grant.

     The Committee is also authorized, in its discretion, to award SIRs under the Plan. SIRs are rights to receive shares of the Company's Class A Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified incentive period of at least three years. In general, the recipient must remain employed by the Company for the designated incentive period before receiving the shares subject to the SIR award; earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of an SIR. Should an SIR holder die, become permanently disabled or retire during an SIR incentive period, he/she, or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the designated incentive period, less any shares already issued in the case of an SIR with a staggered vesting schedule.

     During the incentive period, should the Company declare any cash dividends on its Class A Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Class A Common Stock underlying his/her SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, E.G., the right to vote or pledge such shares, until such shares were actually issued to the holder.

     An employee can be awarded both SIRs and stock options in any combinations that the Committee may determine. In such an event, an exercise of an option would not in any way affect or cancel any SIRs an employee may have received, nor would the earnout of shares under an SIR award in any way affect or cancel any options held by an employee.

     Subject to the provisions of the Plan, the individuals to whom grants of options and/or SIRs are awarded, the number of shares covered by each award, the incentive period applicable to each SIR award, the times when options may be exercised, the term and other provisions of each option are fixed by the Committee. No ISOs may be granted to a person who owns at the time of grant, or would own after full exercise of all options and rights to acquire the Company's shares, more than 10% of the Company's Class A Common Stock unless, at the time of grant, the exercise price of the option is at least 110% of the fair market value of the shares subject to the option and the option is not exercisable for more than five years from the date of grant.

     Since its inception, options under the LTI Plan have been granted to the Company's current executive officers and to approximately 100 other present and former key Company employees.

     If approved by the shareholders, this proposed amendment to the LTI Plan will be effective as of June 14, 1996.

     The Committee may, without further approval of the shareholders, suspend or terminate the LTI Plan or amend it in any manner, except that this Plan cannot be amended without prior shareholder approval to increase the number of shares for which grants may be awarded, to change the eligibility requirements for individuals entitled to receive awards, or to materially increase the benefits accruing to participants under the Plan.

     The recipient of an option grant has no rights as a shareholder until the option is exercised and certificates for shares of Class A Common Stock are issued to him or her. Pursuant to the Committee's implementation of the Company's Executive Compensation Plan that was adopted in 1995, an option becomes exercisable (or "vests") with respect to 25% of the shares subject thereto immediately upon its date of grant (except with respect to options granted to individuals who are subject to the restrictions imposed by Section 16 of the Exchange Act, no part of which are exercisable for six months following their grant date), and vests with respect to an additional 25% of such shares on each of the first, second and third anniversaries of its date of grant. No grant under the LTI Plan may be transferred by the optionee except by will or by the laws of descent and distribution. During the life of an optionee, an option may be exercised only by the optionee or his/her guardian or legal representative. As a general rule, an option otherwise exercisable will be canceled if not exercised within 30 days following the optionee's retirement or other termination of employment. However, if the optionee's employment terminates by reason of permanent disability, the option will be canceled if not exercised within one year following a termination of employment due to disability. Additionally, in the case of NQSOs, the Committee has the discretion to extend from 30 days to one year the period following retirement or other termination of employment during which an optionee may exercise his or her NQSOs. However, in no event will any option be exercisable beyond the expiration of its term as established by the Committee, nor, as applicable, beyond the ten-year maximum ISO exercise period or the ten-year and one day maximum NQSO exercise period established by the Plan. Upon the death of the holder of an option, the holder's estate may exercise such option, but only to the extent the optionee was entitled to exercise the option at the date of his/her death and only if it is exercised prior to the expiration of its term.

     With respect to ISOs granted under the Plan, the Company has been advised by its counsel that an optionee will not be subject to federal income tax upon either the grant of an ISO or its subsequent exercise. In addition, the Company generally will not be allowed a business expense deduction with respect to the grant or exercise of an ISO.

     If the optionee holds the shares acquired upon the exercise of an ISO for more than one year after the date of exercise and two years after the date of grant, then the optionee's gain upon a subsequent sale or other taxable disposition of the shares will be taxed as capital gain. "Gain" for this purpose is measured by the difference between the exercise price and the selling price of the shares. However, if these holding period rules are not met, the gain that would have been realized at the time that the option was exercised constitutes ordinary income to the optionee, rather than capital gain, in the year of such a disposition (a "disqualifying disposition"). "Gain" for this purpose is equal to the lesser of (1) the amount (if any) by which the fair market value of the shares on the ISO exercise date exceeds the exercise price, or (2) the amount realized (if any) upon a disqualifying disposition less the adjusted basis of such shares. Any gain in excess of the amount reported as ordinary income is treated as capital gain. In the event of a disqualifying disposition, the Company is entitled to a federal income tax deduction equal to the amount of compensation realized by the optionee, provided that the Company timely furnishes either a Form W-2 or W-2C to the optionee.

     There may also be certain alternative minimum tax ("AMT") consequences attendant to the exercise of ISOs and/or the disposition of shares so acquired. In general, the spread between the option exercise price and the fair market value of the option stock at exercise, which receives favorable treatment under the regular tax system, is considered an "item of adjustment" for AMT purposes and is included in AMT income. However, if an optionee acquires shares pursuant to the exercise of an ISO and disposes of such shares in a disqualifying disposition in the same taxable year, the maximum amount that will be included as AMT income is the gain on the disposition of such shares. If a disqualifying disposition occurs in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for AMT purposes. In addition, a disqualifying disposition could have an impact upon the determination of any corporate AMT to be paid by the Company. However, due to the AMT credit-carryover provision, this may merely result in a "prepayment."

     With respect to NQSOs, an optionee will not be subject to federal income tax upon the grant of a NQSO. On the exercise of a NQSO, the difference between the fair market value of the Company's Class A Common Stock on the exercise date and the exercise price will be treated as taxable income to the optionee on that date. The optionee will thus have a tax basis for the shares so acquired equal to the exercise price plus the amount of taxable income realized upon exercise. Any subsequent sale or other disposition of any such shares will be entitled to long-term capital gain or loss treatment if held for more than one year at the time of such disposition, or short-term capital gain or loss treatment if held for one year or less at the time of such disposition. Subject to meeting applicable tax reporting and withholding requirements, the Company is entitled to a federal income tax deduction at the time a NQSO is exercised equal to the difference between the fair market value of the Company's Class A Common Stock on the exercise date and the exercise price.

     With respect to SIRs granted under the Plan, the Company has been advised that a recipient of an SIR award will not realize any income, nor will the Company be entitled to any tax deduction, at the time of the grant of an SIR. However, upon the expiration of an incentive period, the recipient of an SIR will recognize ordinary income equal to the fair market value of the underlying shares issued. Also, upon receipt of dividend equivalent payments during an incentive period, the recipient of an SIR will recognize ordinary income in an amount equal to the cash received. Upon the issuance of shares underlying an SIR award, the Company will withhold a portion of such shares to satisfy tax withholding obligations with respect to such issuance. Such shares will be valued at their fair market value on the date of issuance and the SIR holder will be taxed on the shares withheld as if he/she had sold them. Provided that the Company timely furnishes either a Form W-2 or W-2C to the holder, it will be entitled to a deduction for federal income tax purposes at the same time and in the same amounts as the holder of an SIR is considered to have recognized ordinary income.

     The basis of shares acquired under an SIR award is the fair market value taxed to the SIR holder. When he/she disposes of such shares, any amount received in excess of that basis will be treated as long-term or short-term capital gain, depending upon the length of time the shares have been held. If the amount received is less than the basis of the shares, the loss will be treated as long-term or short-term capital loss, again depending upon the length of time the shares have been held.

     The foregoing is only a summary and is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the preceding summary relates only to United States income taxation and optionees subject to taxation in other jurisdictions may have different tax consequences, either more or less favorable, from those described above.

     Shares issued under the Plan are authorized and unissued or treasury shares of the Company's Class A Common Stock. The number of shares authorized for issuance under the Plan is reduced one-for-one by each share issued pursuant to an SIR or the exercise of an option granted thereunder. As of December 31, 1995, there were a total of 483,108 shares that remained available for grants under the Plan. If this amendment is approved, the number of shares available for grants will increase to 983,108.

     Reference is made to the discussion under "Compensation Pursuant to Plans
- -- Employee Long Term Incentive Plan" in Proposal 1 of this Proxy Statement for additional information concerning this Plan. In view of the comprehensive summary of this Plan presented above, the Company believes that including the full text of the Plan as a part of this Proxy Statement will not substantially further enhance the shareholders' understanding of it and therefore has elected not to include it herein. Any shareholder who wishes a copy of this Plan may request one by writing to the Office of the Vice President--Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611.

     On April 1, 1996, the Closing Price for the Company's Class A Common Stock in Nasdaq trading was $29.75 per share, as quoted in THE WALL STREET JOURNAL.

     The Board of Directors recommends a vote FOR approval of this amendment to the LTI Plan. Proxies solicited by the Board of Directors will be voted FOR the foregoing Proposal unless otherwise indicated. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for approval of this proposed amendment to the LTI Plan.


                            PROPOSAL 3

                    APPROVAL OF THE COMPANY'S
             NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


     In January 1996, upon the recommendation of its Executive Compensation Committee (the "Committee") and subject to approval by the Company's shareholders, the Company's Board of Directors approved the adoption of a Non-Employee Directors' Stock Option Plan (the "Directors' Stock Option Plan" or "Plan"). The purpose of this Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in increased ownership of the Company's Class A Common Stock by members of the Board who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"). The Plan is designed to provide a means of giving existing and new Non-Employee Directors an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and stimulating their efforts on the Company's behalf.

SUMMARY OF PLAN

     The Plan authorizes the Company to grant options ("Options") to purchase shares of the Company's Class A Common Stock to Non-Employee Directors. Four Directors are currently eligible to receive Options under the Plan. The maximum number of shares of Class A Common Stock available for issuance upon exercise of Options granted to Directors under the Plan is 250,000.

     The Plan, which is intended to be a "formula plan" within the meaning of Rule 16b-3 of the Exchange Act, will be administered by the Committee. The Committee at all times shall consist of Directors who meet the eligibility conditions provided in Rule 16b-3(b)(2) of the Exchange Act. The Committee is authorized to construe and interpret the Plan and Options granted thereunder, to establish and amend rules for its administration and to correct any defect or omission or reconcile any inconsistency in the Plan or in any Option to the extent the Committee deems desirable to carry the Plan or any Option into effect.

     Options granted under the Plan are Non-Qualified Stock Options. The exercise price per share of Class A Common Stock under each Option (the "exercise price") is the fair market value of a share of the Company's Class A Common Stock on the date of grant. Subject to the approval of the Plan by shareholders, the Plan provides for the grant of an Option to purchase 5,000 shares of Class A Common Stock to each Non-Employee Director as of January 19, 1996 (the date of the adoption of the Plan by the Board of Directors); and an annual grant of an Option to purchase 5,000 shares of Class A Common Stock to each Non-Employee Director elected at the Annual Meeting of Shareholders. The fair market value is determined by reference to the closing price of the Company's Class A Common Stock as reported on The Nasdaq National Market System on the last business day immediately preceding the grant date of an Option. On April 1, 1996, the closing price for the Company's Class A Common Stock in Nasdaq trading was $29.75 per share, as quoted in THE WALL STREET JOURNAL. The term of each Option is ten years and one day following its grant date.

     Options granted under the Plan are subject to such terms and conditions and evidenced by agreements in such form as is determined from time to time by the Committee and are in any event subject to the terms and conditions set forth in the Plan. Options granted under the Plan are not transferable, except by will and the laws of descent and distribution.

     Options granted under the Plan shall vest and be exercisable in full on the first anniversary of their date of grant, except that the initial Options granted on January 19, 1996 by the Board to each of the current Non-Employee Directors of the Company (Messrs. Bennett, Estey, Tessoni and Van Degna) to purchase 5,000 shares at an exercise price of $23.00 per share will vest and be exercisable in full on June 14, 1996 if this Plan is approved by the Company's shareholders at the 1996 Annual Meeting. Any vested Option shall be exercisable during the holder's term as a Director of the Company and, except if the Director is removed from office for cause, shall remain exercisable for one year following the date of his/her termination of service as a Director regardless of the reason therefor, including, but not limited to his/her resignation or retirement from the Board, disability as defined under Section 22(e)(3) of the Code or death, subject to the earlier expiration of the term of such Option. Additionally, no shares of the Company's Class A Common Stock underlying any Option may be sold, assigned, pledged or otherwise transferred for a period of six months after the later of the adoption of the Plan by the Company's shareholders or the date of the grant of such Option.

     Options may be exercised by written notice to the Company accompanied by payment in full of the exercise price in cash, by delivery (at the Committee's discretion) of shares of the Company's Class A Common Stock (valued at the fair market value thereof on the date of exercise), or by delivery of a combination of cash and shares of Class A Common Stock. Shares issued under this Plan are authorized and unissued or treasury shares of the Company's Class A Common Stock. The number of shares authorized for issuance under the Plan is reduced one-for-one by each share issued pursuant to the exercise of an Option granted thereunder. No Director shall have any rights as a shareholder with respect to any shares covered by an Option until the date a stock certificate for such shares is issued to him or her.

     Subject to receiving shareholder approval of this Plan, the Company intends to file a registration statement under the Securities Act to register the shares authorized for issuance under the Plan. As the Company's Directors are deemed "affiliates" of the Company, they may resell shares acquired under the Plan only by complying with the requirements and limitations of Rule 144 under the Securities Act.

     The Plan provides that the Board or the Committee may at any time suspend or terminate the Plan or make such additions or amendments as they deem advisable; provided, that such additions or amendments are made in compliance with Rule 16b-3 of the Exchange Act. Under Rule 16b-3, the Committee may not, without approval of the Company's shareholders, amend the Plan (i) to materially increase the benefits accruing to participants under the Plan, (ii) to materially increase the maximum number of shares authorized for issuance under the Plan (other than pursuant to the adjustment provisions discussed below), (iii) to materially modify the requirements as to eligibility for participation in the Plan, or (iv) to modify provisions affecting the amount and timing of Options more than once every six months. If this Plan is approved by the shareholders, no Options may be granted under it after January 19, 2006, although Options previously granted under the Plan and outstanding on that date would remain outstanding, unless terminated, in accordance with the terms of the Plan and the Option agreement under which they were granted.

     The Plan provides that in the event of a reorganization, merger, consolidation, recapitalization, stock split-up, stock dividend, combination of shares or other change in the Class A Common Stock, appropriate changes to prevent dilution or enlargement of Options will be made by the Committee in the aggregate number of shares available for grant under the Plan and in the number of shares and price per share subject to outstanding Options.

     The Plan provides that in the event of a change in control of the Company as defined therein, all then-outstanding Options shall, subject to the discretion of the Committee, automatically become fully vested, and the Options may be assumed by the successor corporation or substantially equivalent Options substituted by the successor corporation. However, if the successor corporation does not assume the Options or substitute Options, then the value of each Option not exercised prior to the effective date of the change in control of the Company, as measured by (i) the difference between the fair market value of the Company's Class A Common Stock as of the date that is five trading days prior to the effective date of the change in control less the exercise price of each Option, multiplied by (ii) the number of shares of Class A Common Stock covered by each such Option, shall be paid in cash to the Option holder no later than the effective date of the change in control of the Company, and each such Option shall thereupon be canceled.

     In the event of a liquidation or dissolution of the Company, the Options shall terminate immediately prior to the liquidation or dissolution if not exercised prior to such date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised that a Director who is granted an Option under this Plan will not be subject to federal income tax upon the grant of the Option. On the exercise of an Option, the difference between the fair market value of the Company's Class A Common Stock on the exercise date and the exercise price will be treated as taxable income to the optionee on that date. The optionee will thus have a tax basis for the shares so acquired equal to the exercise price plus the amount of taxable income realized upon exercise. Any subsequent sale or other disposition of any such shares will be entitled to long-term capital gain or loss treatment if held for more than one year at the time of such disposition, or short-term capital gain or loss treatment if held for one year or less at the time of such disposition. Subject to meeting applicable tax reporting requirements, the Company is entitled to a federal income tax deduction at the time an Option is exercised equal to the difference between the fair market value of the Company's Class A Common Stock on the exercise date and the exercise price.

     As the optionees will be Directors of the Company, the shares received upon the exercise of an Option may be subject to restrictions under Section 16(b) of the Exchange Act if the Option is exercised and the underlying stock is sold within six months after the grant date (the "Restriction Period"). Options exercised during the Restriction Period will not be deemed to be exercised for purposes of the above income recognition rules until the date that the Restriction Period ends, unless the optionee makes an election to be taxed currently under Section 83(b) of the Code. If such an election is made within 30 days after the transfer of Class A Common Stock pursuant to the exercise of the Option, the optionee will recognize ordinary income on the date of the actual exercise of the Option (and the Company will be entitled to a corresponding tax deduction equal to the amount included in the optionee's income).

     If an optionee delivers previously-acquired shares of Class A Common Stock, however acquired, in payment of all or part of the exercise price of an Option, the optionee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired shares after their acquisition date. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise. The Company is entitled to a tax deduction equal to the compensation income included by the optionee in his/her income.

     The foregoing is only a summary and is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the preceding summary relates only to United States income taxation and optionees subject to taxation in other jurisdictions may have different tax consequences, either more or less favorable, from those described above.

     In view of the comprehensive summary of this Plan presented above, the Company believes that including the full text of the Plan as a part of this Proxy Statement will not substantially further enhance the shareholders' understanding of it and therefore has elected not to include it herein. Any shareholder who wishes a copy of this Plan may request one by writing to the Office of the Vice President--Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611.

     The Board of Directors recommends a vote FOR approval of the Directors' Stock Option Plan. Proxies solicited by the Board of Directors will be voted FOR the foregoing Proposal unless otherwise indicated. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for approval of this Proposal.

                            PROPOSAL 4

              RATIFICATION OF SELECTION OF AUDITORS


     Arthur Andersen LLP, independent certified public accountants, has been selected by the Board of Directors to serve as the auditors of the Company's books and financial records for its current fiscal year. This firm has no material financial interest in the Company, and its only connection with the Company during the past fiscal year has been in its role as the Company's independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they wish, and to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR this Proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors for the Company's fiscal year ending December 31, 1996. Proxies solicited by the Board of Directors will be voted FOR this Proposal unless otherwise indicated.

                 PRINCIPAL HOLDERS OF COMMON STOCK

     The following table reflects the security ownership of those persons who are known to the Company to have been the beneficial owners of more than 5% (401,970 shares) of the Company's outstanding Class A Common Stock as of March 1, 1996:

NAME AND ADDRESS                AMOUNT AND NATURE OF     PERCENT
OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP     OF CLASS

Richard T. Aab                          927,554 (1)          11.5
400 West Avenue
Rochester, New York 14611

Robert M. Van Degna                     725,000 (2)           8.3
c/o Fleet Venture Resources, Inc.
111 Westminster Street
Providence, Rhode Island 02903

Fleet Venture Resources, Inc.           456,750 (3)           5.4
111 Westminster Street
Providence, Rhode Island 02903

Montgomery Asset Management, L.P.       445,760 (4)           5.5
600 Montgomery Street
San Francisco, California 94111


(1)This number includes 139,500 shares that are owned by Melrich Associates, L.P., a family partnership of which Mr. Aab is a general partner and therefore shares investment and voting power with respect to such shares, and options to purchase 12,322 shares that are currently exercisable by Mr. Aab. Does not include 29,722 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

(2) Includes (i) 456,750 shares of Class A Common Stock beneficially owned by Fleet Venture Resources, Inc. ("Fleet Venture Resources"), of which 393,750 shares are issuable upon the conversion of Series A Preferred Stock and 63,000 shares are issuable upon the exercise of warrants; (ii) 195,750 shares of Class A Common Stock beneficially owned by Fleet Equity Partners VI, L.P. ("Fleet Equity Partners"), of which 168,750 shares are issuable upon the conversion of Series A Preferred Stock and 27,000 shares are issuable upon the exercise of warrants; and (iii) 72,500 shares of Class A Common Stock beneficially owned by Chisholm Partners II, L.P. (''Chisholm''), of which 62,500 shares are issuable upon the conversion of Series A Preferred Stock and 10,000 shares are issuable upon the exercise of warrants. As of March 1, 1996, the conversion price for the Series A Preferred Stock and the exercise price of such warrants was $16.00 per share. Does not include a total of 625,000 shares of Class A Common Stock issuable to Fleet Venture Resources, Fleet Equity Partners and Chisholm upon the exercise of warrants, which warrants would become exercisable upon an optional redemption of the Series A Preferred Stock by the Company or an option to purchase 5,000 shares granted to him, subject to shareholder approval, under the Non-Employee Directors' Stock Option Plan. Mr. Van Degna is the Chairman and Chief Executive Officer of Fleet Venture Resources and the Chairman and Chief Executive Officer or President of each general partner of Fleet Equity Partners and Chisholm. Mr. Van Degna disclaims beneficial ownership of the shares held by these entities, except for his limited partnership interest in Fleet Equity Partners and in the general partner of Chisholm.

(3) Does not include shares beneficially owned by Fleet Equity Partners or Chisholm (see note (2) above).

(4)These shares are held for investment purposes by Montgomery Asset Management, L.P., a registered Investment Advisor, as reported in a Schedule 13G that was filed with the SEC in January 1996, a copy of which was received by the Company.


                           OTHER MATTERS

     At present, the Board of Directors knows of no other matters which are likely to come before the Annual Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on any such matters.

     In accordance with relevant SEC rules, any proposal which a shareholder wishes to be presented at the 1997 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 400 West Avenue, Rochester, New York 14611, no later than December 31, 1996.

     The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, Directors, officers and employees of the Company may solicit proxies by telephone, fax, mail or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will bear the expense of any such additional solicitations. In addition, MacKenzie Partners, Inc. has been retained to aid in the solicitation of proxies at an estimated fee of $6,500, plus out-of-pocket expenses.

     A copy of the Company's 1995 Annual Report containing financial statements for the fiscal year ended December 31, 1995, is enclosed with these proxy materials. Additional copies may be obtained from the Office of the Vice President--Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611.

     Shareholders are urged to mark, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                          By Order of the Board of Directors


                          David K. Laniak,
                          Chief Executive Officer
April 29, 1996

[FORM OF PROXY CARD]

                    THIS PROXY IS SOLICITED BY
                    THE BOARD OF DIRECTORS OF

                            ACC CORP.



     Proxy for Annual Meeting of Shareholders - June 14, 1996


 The undersigned hereby appoints Richard T. Aab, David K. Laniak and Arunas A. Chesonis, and each of them, attorneys and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 14, 1996, and at all adjournments thereof, to vote as authorized below all of the shares of Class A Common Stock which the undersigned may be entitled to vote at said Meeting, as designated below, and in accordance with their best judgment in connection with such other business as may come before the Meeting.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR Proposals 1, 2, 3 and 4. To vote in accordance with the Board of Directors' recommendations, just sign where indicated on the reverse side; no boxes need be checked. Unless otherwise marked, this proxy will be voted in accordance with the Board of Directors' recommendations.

      1.   Nominees for Directors:

           Richard T. Aab           David K. Laniak
           Hugh F. Bennett          Arunas A. Chesonis
           Willard Z. Estey         Daniel D. Tessoni

           [ ]  VOTE FOR ALL NOMINEES LISTED ABOVE.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE NAMED ABOVE, DRAW A LINE THROUGH THAT NAME.

           [ ]  VOTE WITHHELD FROM ALL NOMINEES.


2.    Proposal to Amend the Company's Employee Long Term Incentive Plan.

           FOR [ ]          AGAINST [ ]                ABSTAIN [ ]


3.    Proposal to Approve the Company's Non-Employee  Directors'  Stock Option
Plan

           FOR [ ]          AGAINST [ ]                ABSTAIN [ ]



      4. Proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors.

           FOR [ ]          AGAINST [ ]                ABSTAIN [ ]





Date:________________________, 1996     _______________________________________

Date:________________________, 1996     _______________________________________
                                        Signature(s)
Note:   Please  sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.